                                                                    EXHIBIT 10.9

                              EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT ("Agreement") is effective as of the 1st day of March, 1996 (the "Effective Date"), by and between Air-Cure Technologies, Inc., a Delaware corporation (the "Corporation"), and Lawrance W. McAfee (the "Employee").

                              W I T N E S S E T H:

     WHEREAS, the Corporation and the Employee have entered into that certain Employment Agreement, dated as of January 1, 1996;

     WHEREAS, the Corporation desires to continue the employment of the Employee upon the terms and conditions herein set forth;

     WHEREAS, the Employee desires to continue to be so employed upon such terms and conditions; and

     WHEREAS, the Corporation and the Employee desire for this Agreement to replace the January 1, 1996 Employment Agreement between the parties.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

     1. EMPLOYMENT AND RESPONSIBILITIES.

     1.1 The Corporation shall employ the Employee, and the Employee shall serve, as Chief Financial Officer and an Executive Vice President of the Corporation on the terms set forth herein. In such capacity, the Employee shall have overall responsibility for management of the Corporation's financial affairs. The Employee shall report to the Chief Executive Officer of the Corporation and shall perform such duties as the Chief Executive Officer may direct and as are commensurate with his position as Chief Financial Officer and an Executive Vice President, provided that the Employee shall not be required to perform any duty which would constitute Cause within the meaning of Section
2.3 hereof.

     1.2 The Employee shall devote all of his business time to the business and affairs of the Corporation and its subsidiaries and to the promotion of their interests. Notwithstanding the foregoing, the Employee may engage in other activities, if such activities do not materially interfere with the Employee's performance of his duties and obligations hereunder, and may make and manage his personal investments, provided that such activities and investments are not prohibited hereby and do not violate the terms hereof. The Employee's place of employment shall be relocated to the Houston, Texas metropolitan area, subject to travel necessary for the performance of his duties hereunder. The Corporation shall provide to the Employee adequate office facilities and staff commensurate with his position to enable him to perform his duties hereunder.



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     2. TERM OF EMPLOYMENT.

     2.1 The term of the Employee's employment hereunder shall be three (3) years, commencing on the Effective Date, and as of each one-year anniversary date hereof, the term of this Agreement shall automatically be extended for a successive one-year period of time, unless more than ninety (90) days prior to the occurrence of any one-year anniversary date hereof, either party gives notice that such term shall not thereafter be so extended. If any such notice is given, then the term hereof shall not be automatically extended upon the future occurrence of any one-year anniversary date hereof.

     2.2 Notwithstanding the provisions of Section 2.1 hereof, the Corporation shall have the right, on written notice to the Employee, to terminate the Employee's employment for Cause, such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice. If the Corporation terminates the Employee's employment other than
(i) for Cause or (ii) due to the Employee's death ("Death") or illness or incapacity as defined in Section 4.1 ("Disability"), the Corporation, until the earlier of (x) the expiration of the term (as it may be extended) of employment under Section 2.1 hereof, (y) the Employee's Death, or (z) sixty (60) days after the Employee's Disability, shall continue to pay to the Employee an amount equal to 75% of the Employee's then current salary hereunder at the times set forth in Section 3.1 hereof, and shall to the extent permitted by the applicable benefit plan or arrangement permit the Employee to retain the benefit plans referred to in Section 3.3 hereof to which he is entitled as of the date of such termination, and shall pay all amounts and issue such securities to the Employee as would otherwise be paid and issued to the Employee pursuant to the incentive compensation plans referred to in Sections 3.4(a) and 3.8 hereof.

     2.3 For purposes of this Agreement, the term "Cause" shall mean any of the following actions by the Employee: (a) failure to comply with any of the material terms of this Agreement, which failure is curable and is not cured by the Employee within thirty (30) days after the Employee has written notice of such failure, (b) deliberate and intentional refusal to perform his duties, responsibilities or obligations under this Agreement, which refusal continues for not less than thirty (30) days after written notice thereof is given to the Employee, (c) engagement in misconduct injurious to the business or reputation of the Corporation, or (d) Employee's conviction of a felony involving moral turpitude or which is otherwise injurious to the business or reputation of the Corporation.

     3. COMPENSATION.

     3.1 The Corporation shall pay to the Employee for the services to be rendered by the Employee hereunder a base salary at the rate of $200,000 per annum, payable in equal installments (subject to withholding tax) in accordance with the Corporation's regular payroll schedule, which as of the date of this Agreement is on the 15th day and the 30th day of each calendar month. Such base salary as in effect from time to time may be increased annually on the anniversary date of the Effective



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Date as determined by the board of directors of the Corporation in its sole discretion. The salary payable to the Employee from time to time hereunder shall not be decreased.

     3.2 The Corporation has previously granted to the Employee options ("Previous Options") entitling the Employee to purchase 150,000 aggregate shares of the Corporation's Common Stock. The Previous Options and all terms relating to the grant and exercise of such Previous Options as set forth in (i) that certain Amended and Restated Incentive Stock Option Agreement, effective as of December 17, 1992, (ii) that certain Incentive Stock Option Agreement, effective as of June 28, 1994, (iii) that certain Incentive Stock Option Agreement, effective as of June 29, 1995; and (iv) that certain Incentive Stock Option Agreement, effective as of December 28, 1995, in each case between the Corporation and the Employee, are hereby affirmed and ratified. Effective as of the date hereof, the Corporation shall grant to the Employee options (the "Additional Options") to purchase an additional 100,000 shares of the Corporation's Common Stock at a price per share of $3.875. The Additional Options shall expire at the close of business on February 28, 2006. The Additional Options shall vest and may be exercised in accordance with the following schedule:


                                 NUMBER OF SHARES FIRST SUBJECT
ON OR AFTER THIS DATE                     TO EXERCISE
- ---------------------            -------------------------------
    March 1, 1996                            25,000
    March 1, 1997                            25,000
    March 1, 1998                            25,000
    March 1, 1999                            25,000

The Additional Options shall be granted under the Corporation's Amended and Restated 1990 Stock Option Plan (the "Plan") and, except as otherwise provided herein, the terms and conditions applicable to the Additional Options shall be those contained in the Plan. The Previous Options and the Additional Options are hereinafter collectively referred to as the "Options."

     3.3 The Employee shall be entitled to participate in, and receive benefits from, any insurance, medical, dental, health and accident, hospitalization, disability, or other employee benefit plan of the Corporation which may be in effect at any time during the course of his employment by the Corporation and which is generally available to executives of the Corporation.

     3.4 (a) The Employee shall be entitled to participate in and receive payments or other benefits from any stock purchase, pension, 401(k) (to the extent permitted by applicable law), profit sharing, stock bonus, stock option, cash bonus or other incentive compensation plan or plans which may be in effect from time to time during the course of his employment by the Corporation and which are generally available to the executives of the Corporation.


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     (b) If, and at such time, that it becomes the policy of the Corporation to provide automobiles to the Corporation's senior executives for their use in connection with the Corporation's business, the Corporation shall provide such an automobile to the Employee in accordance with such policy.

     3.5 The Corporation shall reimburse the Employee for all reasonable and necessary business expenses incurred by him on behalf of the Corporation in the course of his duties hereunder upon the presentation by the Employee of appropriate documentation substantiating the amount of and purpose for which such expenses were incurred.

     3.6 The Employee shall be entitled to four (4) weeks paid vacation in each calendar year, which vacation shall be taken at times consistent with the performance by the Employee of his obligations hereunder. Any vacation time not fully used by the Employee in any one (1) calendar year may be carried over for one (1) additional calendar year. If any such vacation time is carried over to a subsequent calendar year, then any vacation time taken in the subsequent calendar year shall be applied first against the carryover vacation time from the prior calendar year.

     3.7 (a) This Section 3.7 shall be effective, but not operative, immediately upon the Effective Date and shall remain in effect so long as the Employee remains employed hereunder by the Corporation, but shall not be operative unless and until there has been a Change in Control, as defined in
Section 6.4 hereof. Upon such a Change in Control, this Section 3.7 shall become operative immediately.

     (b)(i) If a Change in Control (as defined in Section 6.4) occurs while the Employee is employed by the Corporation hereunder, the Employee may, in his sole discretion, within 12 months after the date of such Change in Control, give 30 days prior written notice to the Corporation that he intends to voluntarily terminate his employment with the Corporation. Within 30 days after the Corporation's receipt of such notice by the Employee, the Corporation shall pay to the Employee by cashier's check the amount payable pursuant to
Section 3.7(c) hereof, and at such time the Employee shall deliver to the Corporation his resignation as a director and from all offices held with the Corporation or any subsidiary. The payment of such amount shall terminate the Employee's rights to receive any and all other payments, rights or benefits under this Agreement, other than the payments, rights or benefits arising pursuant to Section 3.5 or from any other agreement, plan or policy which by its terms or by operation of law provides for the continuation of payments, rights or benefits after the termination of the Employee's relationship with the Corporation.

     (ii) If a Change of Control occurs subsequent to the termination of the Employee's employment hereunder by the Employer other than for Cause, Death or Disability and prior to the first anniversary of such termination, the Corporation shall, within 30 days after the date of such Change in Control, deliver to the Employee a cashier's check in the amount payable pursuant to
Section 3.7(c), and payment of such amount shall terminate the Employee's rights to receive any and all other payments, rights or benefits under this Agreement, other than any payments, rights or benefits arising pursuant to
Section 3.5 or from any other agreement, plan or policy which by its


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terms or by operation of law provides for the continuation of payments, rights or benefits after the termination of the Employee's relationship with the Corporation.

     (iii) If within 12 months after the date a Change of Control occurs, the Employee's employment hereunder is terminated other than for Cause, Death or Disability, the Corporation shall, within 30 days after the date of such termination, deliver to the Employee a cashier's check in an amount which shall be the greater of (a) the amount payable pursuant to Section 3.7(c) hereof, or
(b) the aggregate amount of base salary which would have been paid (at the then-current rate) for the remainder of the term of this Agreement, and the payment of such amount under either item (a) or (b) above shall terminate the Employee's rights to receive any and all other payments, rights or benefits under this Agreement, other than any payments, rights or benefits arising pursuant to Section 3.5 or from any other agreement, plan or policy which by its terms or by operation of law provides for the continuation of payments, rights or benefits after the termination of the Employee's relationship with the Corporation.


     (c) In the event the Corporation is obligated to make a payment to the Employee as a result of a Change of Control, the amount of such payment shall be a lump sum amount equal to two (2) times the Employee's base amount (as defined by Section 280(G), Part IX, Subchapter B, Chapter 1 of the Internal Revenue Code of 1986, as amended).

     (d) Such lump sum payment shall be in addition to and shall not be offset or reduced by (i) any other amounts that have accrued or have otherwise become payable to the Employee, but have not been paid by the Corporation at the time Employee receives the payment resulting from a Change of Control, including but not limited to, salary, severance pay, consulting fees, disability benefits, termination benefits or any other compensation or benefit payment that is part of any plan or agreement, written or oral, and (ii) any indemnification payments that may have accrued but have not been paid or that may thereafter become payable to the Employee pursuant to the provisions of the Company's Certificate of Incorporation, Bylaws or similar policy, plan or agreement relating to the indemnification of directors or officers of the Corporation under certain circumstances.

     3.8 The Employee may be entitled to receive an annual bonus from the Corporation pursuant to a corporate incentive bonus plan mutually agreed to by the Employee and the Corporation prior to the beginning of the year with respect to which the annual bonus may be paid. Notwithstanding anything to the contrary herein, the parties hereby agree that the Employee's annual bonus for the 1996 calendar year shall not be less than $50,000. The Employee acknowledges that, beginning with the 1997 calendar year, the Corporation is under no obligation to pay him an annual bonus if the Employee is not entitled to receive a bonus under the terms of the applicable corporate incentive bonus plan. The Corporation acknowledges that the potential receipt of an annual bonus by the Employee is a material factor to the Employee in entering into this Agreement.


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     3.9 In connection with the relocation of the Employee from Annapolis,
Maryland, to Houston, Texas, the Corporation shall pay and/or reimburse the Employee on a fully tax-adjusted basis for all reasonable costs and expenses paid or incurred for the following:

     (a) Real estate commissions and other closing costs associated with the sale of the Employee's current residence;

     (b) Loan application and closing costs (excluding "points and prepaid items") associated with the Employee's purchase of a new residence in the Houston, Texas metropolitan area;

     (c) Moving the personal effects and household goods of the Employee and the Employee's family to the Employee's new residence in the Houston, Texas metropolitan area;

     (d) Three trips to be made by the Employee and the Employee's family from Annapolis, Maryland, to Houston, Texas in connection with the Employee's relocation; and

     (e) All other reasonable out-of-pocket costs of relocating the Employee and the Employee's family that are mutually agreed upon in advance between the Employee and the Chief Executive Officer of the Corporation, it being the intent that the Employee not incur any unreimbursed costs or expenses that result directly from his relocation or commuting between Annapolis, Maryland, and Houston, Texas prior to his permanent relocation.

     4. DISABILITY OR DEATH.

     4.1 If, during the period of employment hereunder, because of illness or other physical or mental incapacity, the Employee shall fail for a period of sixty (60) consecutive days to render the services required hereunder, then the Corporation, at its option, may terminate the term of employment hereunder by notice from the Corporation to the Employee, effective on the giving of such notice. In the event of such termination, the Corporation shall continue to pay to the Employee his then current salary for a period of sixty (60) days after such termination and, to the extent permitted by the applicable benefit arrangement or plan, shall permit the Employee to retain for such period the benefit arrangements, and to continue to participate for such period in the benefit plans, referred to in Section 3 hereof in which he is participating at the time of such termination. However, the Corporation shall not have the right to terminate the employment of the Employee hereunder if, at the time the Corporation gives notice of termination to the Employee, the Employee has then again begun to render services for the Corporation as required hereunder.

     4.2 In the event of the Death of the Employee during the term hereof, his employment hereunder shall terminate on the date of Death.

     5. OTHER ACTIVITIES DURING EMPLOYMENT


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     5.1 During the term of his employment by the Corporation, neither the
Employee nor any entity in which he may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money or guarantor, shall engage directly or indirectly in any business competitive with that of the Corporation; provided, however, that the foregoing shall not be deemed to prevent the Employee from investing in securities of any company having a class of securities which is publicly traded, so long as such investment holdings do not, in the aggregate, constitute more than 5% of any class of such company's securities. Without limiting the generality of the foregoing, a business or a company may be deemed to be competitive with the Corporation if 10% or more of its gross revenues are derived, directly or indirectly, from the design, marketing, sale, fabrication, construction or servicing of (a) equipment or systems, or component parts thereof, intended to
(i) control or limit the concentration of dust, fly ash or other particulates in ambient air or combustion exhaust streams by filtration through fabric filter systems, or (ii) remove, reduce, limit or control the concentration or emission of chemicals, particulates, mists or gases in process gas streams or combustion exhaust gas streams by combining or mixing such chemicals, particulates, mists or gases with other liquids, gases or solids, or (b) air separation equipment, process vessels, reactors, blenders, trayed columns or other types of custom process and containment equipment.

     5.2 The Employee shall not at any time during the term of this Agreement or after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined). Any records of Confidential Information prepared by the Employee or which come into Employee's possession during this Agreement are and remain the property of the Corporation and upon termination of Employee's employment all such records and copies thereof shall be either left with or returned to the Corporation.

     5.3 The term "Confidential Information" shall mean information disclosed to the Employee or known, learned, created or observed by him as a consequence of or through his employment by the Corporation, not generally known in the relevant trade or industry, about the Corporation's business activities, products, customers, suppliers, services and procedures, including, but not limited to, information concerning costs, product performance, customer requirements, advertising, sales promotion, publicity, sales data, research, finances, accounting, methods, procedures, trade secrets, business plans, client or supplier lists and records, potential client or supplier lists, and client or supplier billing. Notwithstanding the foregoing, "Confidential Information" shall not include information publicly disclosed by the Corporation or known by the Employee prior to the inception of the Corporation.

     6. POST-EMPLOYMENT ACTIVITIES.

     6.1 For a period of two (2) years after termination of his employment with the Corporation, regardless of the reason for such termination, neither the Employee nor any entity in which he may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money or guarantor, shall engage directly or indirectly in any business competitive with that of the Corporation (as defined above); provided, however, that the foregoing shall not be


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deemed to prevent the Employee from investing in securities which are publicly traded, so long as such investment holdings do not, in the aggregate, constitute more than 5% of any class of such company's securities.

     6.2 The Employee acknowledges that he has been employed for his special talents and that his leaving the employ of the Corporation would seriously and adversely affect the business of the Corporation. In addition to all remedies permitted by law or in equity and without limiting any injunctive or other relief to which the Corporation may be entitled in respect of any obligation of the Employee, the Corporation shall be entitled to injunctive relief to enforce the provisions of Sections 5 and 6 hereof; provided, that the Corporation shall not be entitled to injunctive relief with respect to Section 6.1 hereof if at the time such relief is sought the Corporation is failing to make payments to the Employee which it is required to make pursuant to the terms of Section 2.2 or Section 4.1 hereof.

     6.3 The Employee will not, during the period of two (2) years after termination of his employment by the Corporation, regardless of the reason of such termination, either in the Employee's individual capacity or as agent for another, hire or offer to hire or entice away any person who has been an officer, employee, or agent of the Corporation at any time during the immediately preceding year or in any other manner persuade or attempt to persuade any of such persons to discontinue their relationship with the Corporation or any of its subsidiaries nor divert or attempt to divert from the Corporation or any of its subsidiaries any business whatsoever by influencing or attempting to influence any customer or supplier of the Corporation or any of its subsidiaries to diminish or discontinue its business with the Corporation or such subsidiary.

     6.4 For the purposes of this Agreement, "Change in Control" shall mean (i) a reportable change in control under the proxy rules of the Securities and Exchange Commission including, without limitation, a transaction or series of transactions, the result of which would cause the power to vote or direct the voting of shares of common stock of the Corporation sufficient to elect a majority of the Board of Directors of the Corporation to not be held by a majority of the current stockholders of the Corporation (other than such transaction (a) resulting, in the Employee or an affiliate of the Employee acquiring such voting power), or (ii) a change in any calendar year of such number of directors as constitutes a majority of the board of directors of the Corporation, unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the calendar year. In addition, a Change in Control shall be deemed to have occurred if, prior to March 1, 1999, Mark E. Johnson should cease for any reason other than death or permanent disability to be the Chief Executive Officer of the Corporation.

     7. ASSIGNMENT. This Agreement shall not be assignable by the Corporation except (i) to a corporation or other entity controlling, controlled by or under common control with the Corporation, or (ii) to a successor to all or substantially all of the business of the Corporation. This Agreement shall inure to the benefit of and be binding upon the Corporation, its permitted successors

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and permitted assigns, and upon the Employee and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Employee.

     8. NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time which mailed by registered or certified mail, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice:


     TO THE CORPORATION:        Air-Cure Technologies, Inc.
                                2828 Clinton Drive
                                Houston, Texas 77020-8402

                                ATTN: Chief Executive Officer

     TO THE EMPLOYEE:           Lawrance W. McAfee
                                2828 Clinton Drive
                                Houston, Texas 77020-8402

     9. ENTIRE AGREEMENT. This instrument contains and constitutes the entire agreement between and among the parties herein and supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof, including but not limited to, that certain Employment Agreement, dated January 1, 1996; the Employee agrees that he has no further rights thereunder including, but not limited to, any rights triggered by a "change in control" of the Corporation occurring prior to the date upon which this Agreement is effective.

     10. APPLICABLE LAW. This Agreement shall be construed, enforced and governed in accordance with the laws of the State of Texas.

     11. INVALIDITY. If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable, and the remaining terms or provisions contained herein shall not be affected thereby.

     12. DISPUTE RESOLUTION. Except with respect to the rights of the Corporation to obtain equitable relief under Section 6 hereof, any dispute arising in any way out of this Agreement and which cannot be resolved by good faith negotiations between the parties within thirty (30) days after either party shall have notified the other party in writing of its desire to arbitrate the dispute shall be submitted to and settled through binding arbitration in accordance with the rules of the American Arbitration Association as from time to time in effect. The arbitration proceedings shall be conducted by a sole arbitrator who shall be an attorney with not less than ten (10) years experience in commercial law. All disputes or claims of the parties subject to arbitration shall be consolidated into a single arbitration proceeding. The arbitration proceedings shall be conducted in Houston, Texas.


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The award or determination of the arbitrator shall be final and binding upon all parties and shall be subject to enforcement in any court of competent jurisdiction. The arbitrator shall have the authority to award costs and expenses of arbitration to either party as the arbitrator sees fit.

     13. BINDING EFFECT. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

     14. APPROVALS AND CONSENTS MUST BE IN WRITING. Whenever this Agreement calls for the consent, vote, or approval of any person, such consent, vote, or approval shall be effective only if it is in writing and signed by or on behalf of the party who is granting such consent, vote, or approval unless the circumstances clearly indicate that a writing is not required to evidence such consent, vote, or approval.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the _____ day of ________, 1996.

                                         AIR-CURE TECHNOLOGIES, INC.



                                         By: /s/ Mark E. Johnson
                                            ------------------------------
                                             Mark E. Johnson
                                             Chief Executive Officer



                                         /s/ Lawrance W. McAfee
                                         ---------------------------------
                                         Lawrance W. McAfee





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